                                                                    EXHIBIT 10.8

                                LEASE AGREEMENT

    THIS LEASE AGREEMENT is made and entered into this 3rd day of January,1995, by and between CENTURY NATIONAL BANK, hereinafter referred to as "Tenant," and PENNSYLVANIA BUILDING ASSOCIATES, a District of Columbia limited partnership, hereinafter referred to as "Landlord."

    WITNESSETH:

    That for and in consideration of the rents herein reserved and to be paid by the Tenant to the Landlord and of the covenants and agreements herein set forth to be kept, performed and observed by the respective parties hereto, the Landlord does hereby rent, demise and lease to the Tenant and the Tenant does hereby take, lease and hire from the Landlord, upon the terms and conditions hereinafter set forth, the following described premises situated in the District of Columbia, namely:

    Approximately 2,750 square feet of area in the "as is" condition located in the building (the "building") having a street address of 1275 Pennsylvania Avenue, N.W., Washington, D.C., more fully described in Exhibit "A" attached hereto and made a part hereof, the premises demised hereunder being hereinafter referred to as the "demised premises."

    1.   Premises and Term.

         (A) Landlord does hereby grant, demise and lease unto Tenant, and Tenant hereby accepts and leases form Landlord, for the term as hereinbelow provided, and at the rental and upon the terms and conditions hereinafter set forth, the demised premises.

         (B) The term of this Lease shall be for a period of ten (10) years, commencing on October 1, 1994 (the "effective commencement date"), and expiring on the last day of the 120th consecutive full month following the effective commencement date (September 30, 2004), or until such term shall sooner cease and expire as hereinafter provided. Landlord and Tenant acknowledge the effective commencement date, under the terms of this Agreement.

    2.   Possession of Premises.

         Tenant has inspected and shall accept from Landlord possession of the demised premises in "as is" condition, without the requirement of necessity of Landlord to perform or provide any labor or material of any type, kind or description.

         3.  Rental.

            (A) Rent. (i) Tenant's obligations to pay rent of any kind as may be specified in this Lease shall begin on the effective commencement date. Tenant hereby covenants and agrees to pay to Landlord for the demised premises as basic annual rent (subject to adjustments and increases as below provided) during the respective portions of the lease term as designated herein below the following sums:

Period                        Basic Annual                     Monthly
                                 Rent                        Installment
                                (BAR)
10/1/94 - 9/30/94             $68,750.00                      $5,729.17
10/1/95 - 9/30/96             $68,750.00                      $5,729.17
10/1/96 - 9/30/97             $68,750.00                      $5,729.17
10/1/97 - 9/30/98             $68,750.00                      $5,729.17
10/1/98 - 9/30/99             $68,750.00                      $5,729.17
10/1/99 - 9/30/00             $77,000.00                      $6,416.17
10/1/00 - 9/30/01             $77,000.00                      $6,416.17
10/1/01 - 9/30/02             $77,000.00                      $6,416.17
10/1/02 - 9/30/03             $77,000.00                      $6,416.17
10/1/03 - 9/30/04             $77,000.00                      $6,416.17

         Provided Tenant is not in default of the Lease, Landlord shall abate fifty percent (50%) of the monthly installment of Basic Annual Rent for the period of October 1, 1994, through September 30, 1995. In the event Tenant defaults the Lease, Landlord shall have the right to recover all abated rent, together with other remedies pursuant to the Lease. Landlord shall credit Tenant's rent to reflect overpayment of rent for the period of September 17, 1994 through September 30, 1994 in the amount of $2,287.33.

         (ii) In addition to monthly installments of Basic Annual Rent pursuant to Provisions of Paragraph (A)(i), herein, Tenant shall pay Supplemental Quarterly Rent (determined by the Excess Deposit Percentage as defined in paragraph 3(B)(v)), herein during the respective portions of the Lease term as designated herein below for the following sums:

Quarter                            Benchmark                    Maximum
Ending                             Deposits                   Supplemental
                                                             Quarterly Rent
                                     (BD)                        (MSQR)
Dec 31, 1994                     $ 8,000,000                     $ 5,000
Mar 31, 1995                     $ 9,000,000                     $ 5,000
June 30, 1995                    $10,000,000                     $ 5,000
Sept 30, 1995                    $11,000,000                     $ 5,000
Dec 31, 1995                     $12,000,000                     $ 6,000
Mar 31, 1996                     $13,000,000                     $ 6,000
June 30, 1996                    $14,000,000                     $ 6,000
Sept 30, 1996                    $15,000,000                     $ 6,000
Dec 31, 1996                     $16,000,000                     $ 7,000
Mar 31, 1997                     $17,000,000                     $ 7,000
June 30, 1997                    $18,000,000                     $ 7,000
Sept 30, 1997                    $19,000,000                     $ 7,000
Dec 31, 1997                     $20,000,000                     $ 8,000
Mar 31, 1998                     $21,000,000                     $ 8,000
June 30, 1998                    $22,000,000                     $ 8,000
Sept 30, 1998                    $23,000,000                     $ 8,000
Dec 31, 1998                     $24,000,000                     $ 9,000
Mar 31, 1999                     $25,000,000                     $ 9,000
June 30, 1999                    $26,000,000                     $ 9,000
Sept 30, 1999                    $27,000,000                     $ 9,000
Dec 31, 1999                     $28,000,000                     $ 8,000
Mar 31, 2000                     $29,000,000                     $ 8,000
June 30, 2000                    $30,000,000                     $ 8,000
Sept 30, 2000                    $31,000,000                     $ 8,000
Dec 31, 2000                     $32,000,000                     $ 9,000
Mar 31, 2001                     $33,000,000                     $ 9,000
June 30, 2001                    $34,000,000                     $ 9,000
Sept 30, 2001                    $35,000,000                     $ 9,000
Dec 31, 2001                     $36,000,000                     $10,000
Mar 31, 2002                     $37,000,000                     $10,000
June 30 2002                     $38,000,000                     $10,000
Sept 30, 2002                    $39,000,000                     $10,000
Dec 31, 2002                     $40,000,000                     $11,000
Mar 31, 2003                     $41,000,000                     $11,000
June 30, 2003                    $42,000,000                     $11,000

Sept 30, 2003                     $43,000,000               $11,000
Dec 31, 2003                      $44,000,000               $12,000
Mar 31, 2004                      $45,000,000               $12,000
June 30, 2004                     $46,000,000               $12,000
Sept 30, 2004                     $47,000,000               $12,000

         (iii) Notwithstanding the provisions in Paragraph 3(A)(i) and (ii), in the event the Average Branch deposits are $35,000,000.00 or higher for more than four (4) consecutive quarters, monthly installments of the Basic Annual Rent shall be adjusted to $7,333.33 (based upon $32.00 per square foot) and shall continue through the term of the Lease, provided the Average Branch Deposits do not at any time decrease below $35,000,000 for more than two (2) consecutive quarters and the Maximum Supplemental Quarterly Rent due the Landlord pursuant to Paragraph (A)(ii) shall be adjusted to credit difference between the specified Basic Annual Rent per Paragraph (A)(i) and the increased Basic Annual Rent herewith.

         (iv) The following examples of rent calculation based upon provisions of Paragraph (A)(i),(ii) and (iii) are for clarification only:

    Example 1:  First fifteen months:

    a. December 31, 1994, Average Branch Deposits (ABD) exceeds $8,000,000.00 by 25%, Tenant obligated to pay: $22,187.51
    ($5,729.17 (Basic Rent per month) x 3 mos + $5,000
    Maximum Supplemental quarterly Rent (MSQR)

    b.   March 31, 1995, ABD exceeds $9,000,000.00 by 25%.
    Tenant obligated to pay:
    $22,187.51   ($5,729.17 x 3 + $5,000)

    c.   June 30, 1995, ABD exceeds $10,000,000.00 by 10%.
    Tenant obligated to pay:
    $19,187.51   (($5,729.17 x 3) + .40 x $5,000)

    d. September 30, 1995, ABD exceeds $10,000,000.00 but does not exceed $11,000,000.00. Tenant obligated to pay:
    $17,187.51   ($5,729.17 x 3)

    e.  December 31, 1995, ABD exceeds $12,000,000.00 by 25%
    Tenant obligated to pay:
    $23,187.51   ($5,729.17 x 3 + $6,000)

    Example 2:   In the event provisions of (iii) occur, the following will be the rent calculation:

    a. June 30, 1999, ABD continues to exceed $35,000,000 which means ABD also exceeds BD of $26,000,000 by more than
    25%.  Tenant obligated to pay:
    $26,187.49   ($7,333.33 x 3 + ($9,000 - 4,812.50))

    The $4,812.50 is the product of 2,750 sf x $7.00 psf (difference between $25.00 psf and $32.00 psf) on a quarterly basis, which is credited against the $9,000 MSQR which would otherwise be due.

    b. September 30, 2000, ABD continues to exceed $35,000,000.00 and exceeds $31,000,000 by 25%. Tenant obligated to pay:
    $27,250.00   ($7,333.33 x 3 + ($8,000 - $2,750))

    The $2,750 is the product of 2,750 sf x $4.00 psf (difference between $28.00 psf and $32.00 psf) on a quarterly basis, which is credited against the $8,000.00 MSQR which would otherwise be due.

    c.   March 31, 2001, ABD is $38,000,000 which exceeds BD of $33,000,000 by
    15%, which means the Supplemental Rent
    Percentage is 60%, and the Supplemental Quarterly Rent is $5,400.00 (60% of $9,000 MSQR). Tenant obligated to pay:
    $24,649.99   ($7,333.33 x 3 + ($5,400 - 2,750))

    d.   March 31, 2002, ABD is $36,500,000.00.  Tenant obligated to pay:
    $21,999.99   ($7,333.33 x 3)

    In the event the effective commencement date shall occur on a date other than the first day of a calendar month, basic monthly rent for such partial calendar month shall be pro-rated using a thirty (30) day month and such pro-rated sum shall be due and payable to Landlord no later than the expiration of five (5) days following the effective commencement date.

         (B) Definitions.

             (i) "Lease Year" means each period of twelve (12) consecutive months, commencing on the 1st day of October and ending on the last day of the following September with the first such lease year to commence October 1, 1994.

             (ii) "Average Branch Deposits" means, for a calendar quarter, the mathematical average of Total Branch Deposits as of the lst day of the month for each of the three months of the quarter. (for example, Average Branch Deposits for the second quarter would be calculated by adding the Total Branch Deposits as of April 30, May 31, and June 30, then dividing the sum by three).

             (iii) "Total Branch Deposits" means, as of a given date, the sum of all the balances in Deposit Accounts which were either opened by the Tenant at the demised premises or acquired by the Tenant pursuant to the Tenant's Agreement with the Resolution Trust Corporation dated September 16, 1994.

             (iv) "Deposit Accounts" means deposit liabilities of the Tenant to its customers in all types of accounts (demand, NOW, money market, savings, certificates of deposit, etc.) included within the definition of "Total Deposits" for regulatory reporting purposes.

             (v) "Excess Deposit Percentage" means, for a calendar quarter, the quotient obtained by first subtracting Benchmark Deposits (as set forth in the second column of Paragraph 3(A)(ii) herein) from Average Branch Deposits, then dividing the result by Benchmark Deposits; provided, however, that if the Excess Deposit Percentage is computed to be less than zero, it is defined as zero, and if it is computed to be greater than 25%, it is defined as 25%.

             (vi) "Supplemental Rent Percentage" means, for a calendar quarter, the result obtained by multiplying the Excess Deposit Percentage by four.

             (vii) "Supplemental Quarterly Rent" means, for a calendar quarter, the result obtained by multiplying the Supplemental Rent Percentage by the Maximum Supplemental Rent, as set forth in the third column of Paragraph 3(A)(ii) herein. The Tenant will pay the Quarterly Supplemental Rent due for each calendar quarter, if any, within thirty (30) days after the end of the quarter.

         (C) No Set Off or Waiver. Tenant will pay all monthly installments of basic annual rent in advance without demand, deduction or set off, by check to Landlord c/o Willco construction Co., Inc., 7811 Montrose Road, Potomac, Maryland 20854, or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant, on or before the first day of each month during the term hereof, with the first such installment of basic monthly rent to be paid to Landlord upon the execution hereof by Tenant. If Landlord shall at any time or times accept said rent after it shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute a waiver of any or all of Landlord's rights hereunder. If Tenant shall present to Landlord more than two times during the term hereof any checks or drafts for payment of rent and/or additional rent hereunder not honored by the institution upon which such checks or drafts are issued, then Landlord, at its option, may require that all future payments of rent and additional rentals and other sums thereafter payable by Tenant be made by certified or cashier's check (in addition to and not in limitation of any other remedies available to Landlord under this Lease).

         (D) Late Charges. In the event that Tenant pays Landlord any installment of basic monthly rental after the tenth (10th) day from the due date, or any additional rent more than ten (10) days after billing therefor, then and in such event Tenant shall pay to Landlord, together with and in addition to said installment of rental or payment of additional rent, a late charge of five percent (5%) of said installment of rental or additional rent past due. Further, in the event that Tenant pays Landlord any installment of rental after the expiration of twenty (20) days for which such installment is due, or any installment of additional rent after twenty (20) days form billing therefor by Landlord, then and in such event Tenant shall pay to Landlord together with and in addition to said installment of rental or payment of additional rent an additional late charge of five percent (5%) of said installment past due. Any installments of basic monthly rent or payments of adjustment rent not made within thirty (30) days from the date due shall, in addition to the foregoing late charges, bear interest from the date due at the rate of eighteen percent (18%) per annum.

         (E) Additional Rent - Taxes. Tenant further covenants and agrees to pay as additional rental during the term hereof, including any extensions or renewal terms thereof its proportionate share (calculated to be 1.27%) of the annual Taxes which may be levied, assessed or imposed against the land and building comprising Lot 38 in Square 291 of the District of Columbia (said lot including the building or any part thereof). For purposes hereof, the Tenant's proportionate share shall mean that percentage found by dividing the Rentable Area (2,750 square feet) by the total rentable square foot area of all commercial and office space contained within the building (216,454 square feet). In no event shall any garage space or storage space be considered to constitute either commercial or office space for purposes of making the foregoing determination. For purposes hereof, "Taxes" shall mean all taxes, rates and assessments, general and special and including also any increases in tax rate and/or in assessed valuation, which are now or at any time(s) hereafter levied, assessed or imposed with respect to the building and all land related or appurtenant thereto, and/or upon Landlord's leasehold interest (if applicable) in the said land, and including also without limitation real estate taxes, personal property taxes applicable to the personality in the building owned by Landlord and used or usable in connection with the operation of the building an/or land appurtenant thereto, vault rental, and assessments of any and every kind and nature whatsoever, and shall also mean and include any and all unincorporated and other business license and/or franchise taxes (except any such taxes calculated at Landlord's net income), and any taxes, assessments or other levies which may at any time be imposed and/or collected by any federal, state, county, municipal, quasi-governmental or corporate entity in respect of bus, subway or other public transportation facilities operating in the metropolitan area of the District of Columbia, and including also any tax assessment or other charges in the nature of a sales, use or other tax upon the Landlord, the demised premises, the building, the land and/or the rents payable hereunder (except income taxes, estate or inheritance taxes of the Landlord). If the system of real estate taxation shall be altered or varied and any new tax or levy shall be levied or imposed on the building and/or land and/or Landlord, in addition to or in substitution for real estate taxes and/or personal property taxes presently levied or imposed on immovables in the District of Columbia, and including also without limitation any taxes on rents, then any such new tax or levy shall be in included within the term "Taxes." If any such tax is levied or assessed in such a manner that the amount thereof required to be paid by Tenant hereunder in respect of the Tenant's proportionate share of the aforesaid Taxes is not ascertainable because such tax relates to more than the demised premises or to more than the rent payable hereunder, then the proportionate share of said items to be paid by Tenant forming a part of the Taxes aforesaid shall be determined by Landlord in the Landlord's reasonable discretion. If any governmental authorities require that a tax, other than the taxes above mentioned, be paid by Tenant, but collected by Landlord for and on behalf of said governmental authorities, and from time to time forwarded by the Landlord to said governmental authorities, the same shall be timely paid by Tenant to Landlord, and such payment may be enforced by Landlord in the same way and manner as provided for the enforcement of the payment of the basic monthly rental and additional rent hereunder, and for the purpose of enforcing such payment the same shall be deemed additional rent under this Lease. It shall be the primary responsibility of Tenant to pay all taxes assessed or imposed during the term of this Lease upon or against Tenant, or against Tenant's income or interest in this Lease, or against personal property of any kind owned by or in placed in, upon or about the demised premises by the Tenant, including any penalty or interest assessed thereon in the event of late payment. In the event that the taxing authority includes or calculates in the over-all taxes the value of improvements or betterments made or installed by the Tenant in the demised premises, or machinery, equipment, fixtures, or other assets of the Tenant, then Tenant shall be responsible and liable for all taxes to the extent applicable to such items. Tenant shall deliver to Landlord a copy of all paid tax bills for taxes paid by Tenant within fifteen (15) days after payment or upon request of Landlord. Copies of real estate tax bills received by Landlord and sent to Tenant shall be deemed conclusive evidence as of the amount of all such taxes as well as the items so taxed. All amounts billed to Tenant by Landlord as additional rent pursuant to this paragraph shall be due and payable within ten (10) days after billing.

         (F) Additional Rent - Operating Expenses. Tenant further covenants and agrees to pay as additional rental during the term hereof its aforesaid proportionate share (28.80%) of any of the Operating Expenses which shall be incurred by Landlord in connection with the ownership, management, servicing, repair, maintenance and/or operation of the building, to the extent same are allocated by Landlord to the commercial space contained within the building. Tenant's proportionate share for Operating Expense purposes shall mean that percentage found by dividing the square foot rentable area contained within the Premises (2,750 square feet), by the total rentable square foot area of all commercial space contained within the building (9,550 square feet). In no event shall any garage space or storage space be considered to constitute commercial space for purposes of making the foregoing determination. Such Operating Expenses shall include without limitation (to the extent same are applicable to the commercial space) utilities for common areas, management fees (not including brokerage fees) incurred for the building, insurance for the building char and cleaning of common areas, water and sewer charges, trash removal, maintenance and repair of building systems and its structure, and all other expenses incurred by Landlord which would be included in operating expenses in accordance with generally accepted management practices and/or accounting principles in the Washington, D.C. metropolitan area. Notwithstanding the foregoing, Operating Expenses shall not include any expenses for solely the office areas of the building; capital improvements; interest and principal amortization on mortgages; depreciation of the building; Taxes (as defined hereinabove); and expenses reimbursed to Landlord by any tenant within the building or by insurance; char and cleaning services provided to any tenant or occupant of the building within their respective premises; any income or franchise taxes assessed against the net income of Landlord from the operation of the building; any expenses for repairs, restoration or other work necessitated by fire or other casualty; or any leasing or brokerage commissions or fees. To the best of its knowledge and belief, Landlord represents that the operating expense amounts for prior years that have been disclosed in writing to the Tenant are true and accurate.

         (G) Payment of Additional Rent. All amounts billed to Tenant by Landlord as additional rent pursuant to subparagraph 3(D) or 3(E) above, shall be due and payable within ten (10) days after billing. Landlord shall be entitled to estimate from time to time during the term hereof the liability of Tenant hereunder for such additional rent, and in such event Tenant shall pay concurrently with each installment of basic monthly rent due hereunder one-twelfth (1/12th) of the amount so estimated by Landlord. Within forty-five
(45) days following the expiration of any fiscal year of the Landlord in which Tenant paid monthly estimates, Landlord shall render to Tenant a computation showing Tenant's liability under this paragraph for such fiscal year. In the event the foregoing computation reveals that the estimated payments paid by Tenant during the preceding fiscal year were less than the amount of Tenant's liability hereunder, Tenant shall within ten (10) days pay any amounts due. In the event the computation shall disclose that Tenant paid more than its liability hereunder, Tenant shall receive credit therefor against the next installment of basic monthly rent then due, provided that if the term hereof shall have expired, Tenant shall in such event receive a refund for the excess amount paid by Tenant. Notwithstanding the foregoing, Tenant's proportionate share of Operating Expenses, as defined in Paragraph (F) herein (excluding insurance and utilities for common area) shall not exceed an increase for each calendar year of seven percent (7%) above the like Operating Expenses for the calendar year immediately preceding.

         (H) Net Lease. Except as otherwise provided in Paragraph 5 with respect to the maintenance of the structural portions of the building, the Landlord shall not be required to pay any charges, or provide any services or do any act in connection with the demised premises, including, but not limited to furnishing heat, air conditioning, ventilation, or electricity; and Landlord shall not be liable or accountable to the Tenant for any failure of water supply or electric current or of any service by any utility, and the rent hereunder shall be paid to the Landlord without any claim on the part of Tenant for discontinuance or abatement. If Landlord shall incur any charge or expense on behalf of Tenant under the terms of this Lease, such charge or expense shall be considered as additional rent hereunder, and shall be repaid to Landlord within ten (10) days after demand therefor. The provisions of this subparagraph and of subparagraph (C) above shall be in addition to and not in limitation of any other rights and remedies which Landlord may have and in the event Tenant shall fail to pay any sums required under this Lease when due, such non-payment shall entitle Landlord to all remedies available to it under applicable law.

    4.   Use of Premises.

         (A) Tenant hereby covenants and agrees that the demised premises shall not be used for any purpose other than for a bank branch whose primary business is the conduct of financial services, except as may be permitted under Paragraph 12 below.

    It is understood that Tenant shall conduct such business in a first-class manner consistent with the operations customarily conducted in other first-class developer-owned office buildings of high quality and image in the downtown Washington, D.C. area. Tenant hereby covenants and agrees to continuously conduct during the term hereof such business in good faith, in a first-class manner, during ordinary commercial banking hours. In no event shall the demised premises be used for any other purpose whatsoever, except as may be permitted under Paragraph 12 below, without the prior written consent of Landlord nor for any disorderly, unlawful or extra hazardous purpose.

         (B) Tenant, at its own expense, shall comply with and carry out promptly, all orders, requirements or conditions imposed by the ordinances, laws and regulations of the District of Columbia and of all other governmental authorities having jurisdiction over the demised premises, which are occasioned by or required in the conduct of Tenant's business in the demised premises. Tenant will indemnify Landlord and save it harmless of its business in the demised premises. Tenant shall be responsible for obtaining all licenses, permits, certificates of occupancy, variances, special exceptions or any other permission necessary for use of the demised premises as contemplated herein, and Landlord hereby makes no representation or warranty with regard thereto.

         (C) Tenant shall not suffer or permit the demised premises or any portion thereof to be used by the public without restriction or in such manner as might reasonably tend to impair Landlord's title to the demised premises, or any portion thereof, or in such manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the demised premises or any portion thereof. Tenant hereby expressly recognizes that in no event shall it be deemed the agent of Landlord under Title 38-101 of the District of Columbia code (1981 Edition), and no contractor of Tenant shall by virtue of its contract be entitled to assert any lien against the building or premises.

    5.   Operating Costs and Maintenance.

         (A) Throughout the term of this Lease, and any renewal terms hereof, the Tenant shall, at its sole cost and expense, keep the demised premises in good repair and clean order and condition (and free of all building code violations), and make all necessary repairs thereto, ordinary and extraordinary, normal wear and tear from reasonable use excepted, as reasonably determined by Landlord. The Tenant shall, at its sole cost and expense, keep and maintain in good condition, repair and order, the plumbing, heating, ventilating, and air conditioning equipment and systems, electrical wiring, floor, interior walls, ceilings, plate glass and all interior and exterior pipes, lines an conduits, to the extent they service the demised premises.
When used in this Paragraph 5 the term "repair" shall include all necessary replacements, renewals, alterations, additions, betterments and any work required as a condition to the continued use of the then existing improvements or any work required by any order of any governmental agency. Provided, however, that Tenant shall not be required to replace any major component (i.e., costing in excess of $5,000, adjusted to reflect increases in the Consumer Price Index elapsing during the Lease term) of the heating, ventilating and/or air- conditioning equipment or systems servicing the demised premises during the last Lease year of the term hereof. All repairs made by Tenant shall be equal in quality and class to the original work, and shall be performed in a good and workmanlike manner and in accordance with all applicable governmental requirements.

         (B) Landlord agrees to keep in good repair the roof, exterior walls, and foundation of the building. Tenant shall advise Landlord in writing of the need for any such repairs promptly. Landlord represents that all common areas are in good repair and clean order and condition.

         (C) From and after the date the Tenant shall obtain access to the demised premises, and at all other times during the term hereof the Tenant covenants and agrees to pay for all electric current, gas, telephones and all other utilities (excepting water and sewer which shall be an Operating Expense for purposes of Paragraph 3(E)) used or consumed in or on the demised premises, including all costs to heat and air condition said demised premises. Tenant shall be required to install at its expense appropriate meters or submeters for determining Tenant's electricity usage within the premises, and following such installation, Tenant's electricity usage shall be determined by such submeters. If such charges or rentals are not so paid, the same shall be added to the next monthly installment of rental.

         (D) Tenant shall have no authority to incur any debt or to make any charge against Landlord, or to create any lien upon the demised premises for any work or materials furnished the same, and if any such lien should be filed against the demised premises on account of work done to or labor or materials furnished on the demised premises at Tenant's request (whether or not Tenant obtained Landlord's approval), Tenant shall have a period of thirty (30) days from the date notice of such lien is brought to its attention to pay off said lien and have the same discharged of record, or if Tenant disputes such lien or the amount thereof, to post with the Court having appropriate jurisdiction adequate bond required to release said lien of record.

    6.   Present Condition and Use.

         The Tenant accepts the demised premises in its present condition, and without any representation or warranty by Landlord as to the condition of said demised premises or as to the use or occupancy which may be made thereof, and the Landlord shall not be responsible for any latent defect in any structural component of the demised premises or change of condition in the demised premises. The rent hereunder shall in no case be withheld or denied on account of any (i) defect in the demised premises, (ii) change in condition of the demised premises, (iii) damage occurring within the demised premises, or (iv) the existence of any defect within the demised premises.

    7.   Signs and Personal Property.

         (A) Tenant agrees that no sign, awning, decal, sticker, graphics, advertisement or notice shall be inscribed, affixed or displayed on any part of the demised premises, or the building, with the exception of Tenant's "permitted sign" and/or Tenant's "permitted decal" (as above defined in Paragraph 7(B)) or which may in any manner be visible from the exterior of the premises without Landlord's consent which shall not be unreasonably withheld provided Tenant's proposed signage complies with applicable governmental regulations and Pennsylvania Avenue Development Corporation, and is consistent in quality and appropriateness with other bank branches in first-class office buildings in the downtown business district of Washington, D.C.
Notwithstanding the foregoing sentence, Tenant's permitted sign, as defined herein, must be in compliance with the approved design, attached hereto, in regards to number of signs, size of sign box, height of letters and color of sign box, background and letters. If any such sign, awning, decal, sticker, graphics, advertisement or notice is inscribed, affixed or displayed without Landlord's written consent, then and in such event Landlord shall have the right to either cause Tenant to remove or to have immediately removed said item or matter, in addition to any other rights or remedies provided under this Lease. No cloth, paper, stamp, sticker, decal or other similar signs, advertising or other notices, nor any flashing lights or noise-making devices which may be visible or audible from the exterior of the premises shall be installed by Tenant. The provisions hereof shall not prohibit normal bank interior signage not intended to be visible from the exterior of the demised premises. For purposes of this Lease the term "display windows" shall mean and refer to all windows which shall be in any manner visible from any portion of the exterior thereof and shall be of a first-class nature, and shall be subject to the Landlord's prior written consent. Tenant shall maintain any items referred to hereinabove which are installed by it and which have been approved by Landlord, in good repair and clean order and condition at all times during the term hereof.

         (B) Notwithstanding any provisions contained in Paragraph 7(A) to the contrary, Tenant shall be entitled to install at its own cost and expense a sign visible from the exterior of the premises containing solely Tenant's name, which sign shall be of first-class quality and in conformity with the specifications shown on Exhibit "B." Such sign is referred to herein as the "permitted sign." In addition, Tenant shall be entitled to affix to the display windows, any decal required under federal banking laws to be displayed. Such decals are referred to herein as the "permitted decals."

         (C) All personal property of the Tenant in the demised premises shall be at the sole risk of the Tenant. The Landlord shall not be liable for any accident or damage to the property of Tenant resulting from use or operation of any heating, cooling, electrical, or plumbing system or equipment situated at the demised premises. Landlord shall not, in any event, be liable, for damages to property resulting form water, steam or other causes. Tenant hereby expressly releases Landlord from any liability incurred or claimed by reason of damage to Tenant's property, unless caused by the negligence of the Landlord.

         (D) The Tenant covenants and agrees to maintain in good repair, clean order and condition all the fixtures, equipment, and improvements to be installed or to be made by Tenant within the demised premises, and will make all repairs thereto and replacements thereof; and at the expiration or other termination of this Lease, Tenant will fully account to the Landlord therefor and surrender same to the Landlord in the same order and condition as when received, usual and normal wear and tear, damage by fire or other casualty only excepted. If any of said fixtures, equipment or improvements are destroyed or so damaged that the same cannot be properly repaired, the Tenant shall, at its own expense, replace the same with property of at least equal quality and value. Notwithstanding the foregoing, provided Tenant shall not be in default hereunder at the expiration of the basic term, Tenant shall be entitled to remove all of its movable trade fixtures, equipment and furnishings not affixed to the demised premises. Any damage caused by removal of same to the building, including the demised premises, shall be promptly repaired at the cost and expense of Tenant.

    8.   Alterations.

         Tenant shall not make any exterior or structural alterations, installations, changes, replacements, additions or improvements in or to the demised premises or any part thereof, except as required under Paragraph 5(A). All other alternations, installations, changes, replacements, additions or improvements in or to the demised premises or any part thereof, which are not structural or exterior, may be made by Tenant, provided Landlord has first expressly consented to same in writing. The consent of Landlord under this paragraph may be granted, withheld or conditioned upon such terms as Landlord may in its sole discretion determine appropriate. Tenant agrees to provide Landlord with the name of any proposed contractor of Tenant, certificates of liability insurance maintained by such contractor in amount reasonably acceptable to Landlord and copies of all plans for such improvements at the time request for Landlord's approval is made by Tenant. Upon approval by Landlord of same, Tenant shall provide Landlord with a copy of all requisite permits from District of Columbia prior to commencement of any such work. It is distinctly understood that all structural alterations, installations, changes, replacements, additions to or improvements, upon the demised premises (whether with or without the Landlord's consent) made subsequent to the initial leasehold improvements shall the election of the Landlord remain upon the demised premises and be surrendered with the demised premises at the expiration of this Lease without disturbance, molestation or injury. The foregoing shall not apply with respect to Tenant's equipment, fixtures and non-structural alterations, installations, changes, replacements, additions or improvements to the demised premises without Landlord's prior written consent, provided that no such work shall affect any of the mechanical, electrical or other systems servicing the building, but Tenant shall provide Landlord with plans or working drawings prior to the commencement of any non-structural alterations, installations, changes, replacements, additions or improvements to the demised premises costing in excess of Five Thousand Dollars ($5,000.00). All of Tenant's aforesaid alterations, installations, changes, replacements, additions or improvements shall be performed in a good and workmanlike manner and in compliance with all applicable laws, codes, rules and ordinances. (However, Landlord at its option and discretion may require the Tenant, at Tenant's expense, to remove at the expiration or any termination of this Lease any or all alterations to the demised premises made by Tenant, unless at the time that Tenant shall have obtained Landlord's consent thereto, Landlord shall have agreed in writing to waive its rights under the preceding provisions for the removal of same.) Further, Landlord may at its option and discretion require Tenant, at Tenant's expense, to repair any damage to the demised premises caused by either the removal of the aforesaid alterations, or the removal of any of Tenant's equipment or fixtures that are removable, and Tenant will promptly comply with such directions. In addition to all legal, equitable and other rights and remedies available to Landlord, it is greed that if Tenant does not comply with its obligations under this paragraph or any other provision or provisions of this lease, the Landlord shall have the right (but not the obligation) to perform or cause to be performed Tenant's obligations, duties and covenants, under this paragraph or any other provisions of this Lease in which event Tenant shall reimburse to Landlord within ten (10) days after demand all costs incurred by Landlord as a result thereof. It is understood that all alternations, signs or other modifications proposed by Tenant shall be subject to requisite governmental approvals.

    9.   Rules and Regulations.

         The Tenant recognizes that, since the demised premises is situated in a building containing premises which will be occupied by others, it is imperative in the interests of the Landlord and of the other tenants and occupants of the building that extreme care be exercised by the Tenant in operating its business in said premises in a manner that will not detract from the high standards of the building, or that will be objectionable to such other tenants and occupants. Accordingly, the Tenant covenants and agrees to utilize reasonable efforts to enforce and comply with the following rules and standards throughout the term hereof. Landlord covenants and agrees to utilize commercially reasonable measures to enforce all rules and regulations uniformly on all commercial tenants.

    (A) Garbage and trash shall not be permitted to accumulate in or about the demised premises but shall be disposed of at least once during each day that Tenant shall be open for business. No trash may be removed from the store premises between the hours of 7:00 A.M. and 7:00 P.M. Proper and adequate receptacles for collection of garbage and trash shall be maintained by Tenant so that offensive odors shall not be permitted to exude therefrom at any time. In no vent shall any trash be stored by Tenant in any area which would be visible form the interior or exterior of the premises. Such garbage and trash shall be placed in odor-free receptacles located in areas designated therefor by the Landlord, and in no event shall any garbage or trash be stored in any other portion of the building.

    (B) Adequate exterminating service shall be employed and maintained at all times by the Tenant, so that the demised premises shall at all times be protected against and free of rodents, insects, pests and vermin, consistent with the highest and best extermination services available in the greater Washington, D.C. area.

    (C) The Tenant shall provide, at its own cost and expense, adequate janitorial and cleaning service so that the demised premises, shall at all times be kept clean and orderly, recognizing the Landlord's desire to maintain the first- class image of the building. Exterior surfaces of all windows shall be cleaned daily by Tenant.

    (D) Tenant will not cause or permit objectionable odors to emanate or be dispelled from the demised premises.

    (E) Tenant will not place or maintain any merchandise, equipment or machinery or other articles in any vestibule or entry of the premises, on the footwalks adjacent thereto or elsewhere on the exterior thereof, or any public corridors, lobby areas, halls or stairwells or sidewalks adjacent thereto.

    (F) Tenant shall not maintain or operate nor permit to be maintained or operated in the demised premises or any portion thereof, any music machines or other instruments emitting noises that are objectionable to other occupants or tenants of the building.

    (G) Tenant shall not install any automatic teller machines or other equipment or machinery on the exterior of the building.

    (H) Landlord reserves the right to promulgate additional reasonable rules and regulations, from time to time, for the maintenance of standards of the building in which the premises is situated, and which the Landlord reasonably deems to be in the best interests of the building; and the Tenant expressly covenants agrees to perform, observe and abide by such rules and regulations, it being agreed that this Lease is granted to the Tenant in reliance on Tenant's covenant to comply with the provisions hereof.

    (I) Tenant shall, at its own cost, make all repairs required for the interior of the demised premises promptly upon the occurrence of the necessity therefor and will maintain said premises at a high standard of cleanliness (to the satisfaction of Landlord) at Tenant's own expense. In no event shall Landlord be required to provide any char or cleaning services for Tenant; it being agreed that Tenant shall provide such services at its own expense daily and in a proper and adequate manner. All elements of Tenant's interior design shall be professionally designed and shall at all times during the term remain subject to Landlord's prior written approval. Landlord reserves the right to correct any non-conformity of Tenant throughout the term.

    (J) The Landlord shall have the right at all times during the term hereof to prescribe the manner in which Tenant shall comply with the provisions of this Article 9. If, in the opinion of the Landlord, the Tenant does not maintain said premises to the satisfaction of the Landlord, the Tenant shall correct the fault complained of by the Landlord promptly after receipt of notice from the Landlord.

    10.  Insurance.

         (A) The Landlord assumes no liability or responsibility whatsoever with respect to the conduct and operation of the business to be conducted within the demised premises. The Landlord shall not be liable for any accident or injury to any person or persons or property in or about the demised premises which are caused by the conduct and operation of said business, or by virtue of equipment or property of the Tenant in the demised premises. The Tenant agrees to hold the Landlord harmless against all such claims. Furthermore, Tenant shall and hereby does defend, indemnify and save harmless Landlord and Landlord's agents and employees (collectively, "Indemnitees") from and against all liability (statutory or otherwise), claims, suits, causes of action, demands, judgments, costs, interest and expenses (including also reasonable counsel fees and disbursements incurred in the defense thereof) to which any Indemnitees may (except insofar as it arises out of the fault or neglect of such Indemnitees) be subject or suffered, whether by reason of any claim for, any injury to, or death of, any person or persons or damage to or loss of property (including also any loss of use thereof) or otherwise, and arising from or in connection with the use by Tenant of, or from any work or anything whatsoever done by Tenant (or any of its officers, directors, agents, contractors, employees, licensees or while within the premises, invitees) in any part of the demised premises (other than by Landlord or its agents or contractors) during the term of this Lease, or arising from any condition of the demised premises due to or resulting from any default by Tenant in the keeping, observance or performance of any covenant or agreement contained in this Lease or from any fault or neglect of Tenant or any of its officers, directors, agents, contractors, employees, licensees or while within the premises, invitees.

         (B) In order to assure the indemnity referred to in Paragraph 10(A) hereinabove, Tenant shall carry and keep in full force and effect at all times during the terms of this Lease, for the protection of Landlord and Tenant and naming both Landlord and Tenant as parties insured, public liability insurance with limits for bodily injury or death of at least ONE MILLION DOLLARS ($1,000,000.00) for any one person and at least THREE MILLION DOLLARS ($3,000,000.00) for any one accident, and at least TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) for property damage. Landlord shall be entitled to increase the aforesaid minimum amounts during the term hereof (but not more than once in any lease year) to commercially reasonable amounts of coverage.

         (C) Tenant shall carry fire and extended coverage insurance on all of Tenant's furniture, equipment, decor and furnishings (collectively, the "Furnishings") in an amount not less than eighty percent (80%) of the full insurable replacement cost at all times. Tenant shall carry statutory workman's compensation insurance covering its employees in, on and about the premises, and plate glass insurance. In the event of any loss or damage to any of the Tenant Furnishings or Tenant's plate glass, by fire or other casualty for which Tenant is required to carry insurance, the proceeds of such insurance shall be payable to Landlord and Tenant jointly, which proceeds shall be used by Tenant towards the cost of replacing or repairing and property so damaged, and Landlord agrees to release said insurance proceeds for that purpose.

         (D) All insurance policies required to be obtained by Tenant shall be issued by recognized and responsible insurance companies qualified to do business in the District of Columbia, and shall provide that such policies shall not be canceled without fifteen (15) days' prior written notice to Landlord. Landlord shall be named as an additional insured on all such policies, with the exception of the statutory workmen's compensation coverage referred to hereinabove. Tenant shall deliver to Landlord a copy of all such insurance policies or a certificate thereof showing the same to be in full force and effect.

         (E) In the event Tenant shall fail to keep in force and maintain any such policy of insurance, Landlord shall have the right, at its option, and at the sole cost of Tenant, in addition to all other rights and remedies, to purchase such policy or policies of insurance and to pay the premiums thereon, and if not reimbursed to Landlord by Tenant within ten (10) days following written request therefor, the amounts so paid, with interest thereon at the rate of eighteen percent (18%) per annum, shall at the option of the Landlord be added to the next installment of rent payable under provisions of the Lease.

    11.  Licenses and Permits.

         Tenant shall at its own cost and expense promptly obtain from appropriate governmental authorities (and maintain in full force and effect throughout the term of this Lease), all permits, licenses, and the like required to permit Tenant to occupy the demised premises for the purposes stated in Paragraph 4 hereinabove. Landlord agrees to cooperate at no cost or expense to Landlord with procurement of all permits requiring the joinder of the Landlord, promptly following Tenant's request to Landlord. Landlord agrees to maintain all of its permits and licenses for the building and Landlord's operation thereof.

    12.  Assignment and Subletting.

         (A) Tenant shall not assign, mortgage, or hypothecate this Lease or any interest therein, or otherwise transfer any legal or equitable interest in this Lease, nor shall Tenant sublet the demised premises or any part thereof, whether voluntarily or involuntarily or by operation of law, without the prior written consent of Landlord. Landlord may grant, withhold or condition its consent upon such terms and provisions which Landlord in its sole and exclusive discretion determine, unless otherwise below provided in Paragraph 12(B). Further, Tenant shall not have any right hereunder to mortgage or encumber any of Tenant's leasehold improvements to be made within the demised premises, and all such improvements shall be installed free and clear of any and all liens or encumbrances of any kind whatsoever. Any assignment or other transfer consented to by Landlord shall not relieve Tenant for any of its obligations under this Lease, and any such assignment or other transfer not first consented to in writing by Landlord shall be null and void. Any attempted assignment of this Lease by operation of any of the aforesaid events not consented to by Landlord in writing shall be null and void. In the event Landlord shall determine, in its sole and exclusive discretion, to approve a proposed subtenant or assignee of Tenant, such assignee or subtenant shall in any event be consistent with the type of tenants commonly found in other first-class developer-owned office buildings of the highest quality in Washington, D.C. Consent of the Landlord to any such assignment or subletting shall not operate as a waiver of the necessity for a consent to any subsequent assignment or subletting, and the terms of such consent shall be binding upon any person holding by, or through the Tenant.

         (B) Notwithstanding the aforesaid provisions contained in Paragraph 12(A) of the Lease, the Landlord shall be required to consent to any proposed assignment of this Lease or subletting (in whole) of the demised premises, provided that the proposed assignment or subletting shall occur in connection with any merger, acquisition or consolidation of Tenant whereby the party succeeding to all (or substantially all) of Tenant's assets prior to such merger, consolidation or acquisition shall succeed to Tenant's interest in this Lease, and further provided that the party succeeding to such interest shall execute and deliver unto Landlord such documents as Landlord shall reasonably request in order to evidence its or their assumption of all of the obligations, covenants, duties and agreements under this Lease of the Tenant, and further that the use of the demised premises is in compliance with Paragraph 4, herein. In the event of any such permitted transfer of this Lease as hereinabove provided, the original named Tenant shall remain fully liable for all obligations under this Lease and no such permitted transfer shall relieve any such party of any liability hereunder. Tenant shall pay to Landlord upon request, the administrative expenses and reasonable attorneys' and accountants' fees incurred by Landlord in review of any proposed assignment or subletting, and in preparing or reviewing any documents, financial data or other information concerning a proposed assignment or subletting by Tenant.

    13.  Examination of Premises.

         Tenant shall allow Landlord and its agents free access to the demised premises upon reasonable advance notice, except in the case of an emergency, for the purpose of examining the same to ascertain and determine if the demised premises are in good repair and condition, and to exhibit the same to (i) prospective purchasers at any reasonable time during the term hereof, and (ii) to prospective tenants during the last six (6) months of the Lease term (as same may be extended by Tenant). Notwithstanding the foregoing, Landlord's access shall not unreasonably interfere with Tenant's business.

    14.  Subordination.

         (A) Tenant agrees that this Lease shall be subject and subordinate to the lien or liens of any mortgages, deed or deeds of trust, or other security interests (collectively the "Interests") that may now be placed against the demised premises, and, all such Interests which shall at any time hereafter be placed against the demised premises. Tenant agrees, at any time hereafter, on demand, to execute any instruments, releases or other documents that may be required for the purpose of subjecting and subordinating this Lease to the lien of any mortgage or mortgages or deed or deeds of trust, whether original or substituted.
Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed of trust, to attorn to the purchaser upon any such foreclosure sale and to recognize such purchaser as the Landlord under this Lease. Tenant agrees to execute and deliver at any time and from time to time, upon the request of Landlord or of any such holder, any instrument which, in the sole judgment of Landlord, may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment. Tenant further waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations to Tenant hereunder in the event any such foreclosure proceeding is brought, and agrees that this Lease shall not be affected in any manner whatsoever by any such foreclosure proceedings.

         (B) Landlord agrees to use reasonable best efforts to obtain for the benefit of Tenant a non-disturbance and attornment agreement duly executed by the holder of any first mortgage or ground lease new or hereafter affecting the building, whereunder Tenant's rights under this Lease shall recognized, notwithstanding any foreclosure by such holder.

    15.  Bankruptcy.

         (A) For purposes of this Lease, the following shall be deemed "Events of Bankruptcy" of Tenant: (i) if Tenant becomes "insolvent", as defined in Title 11 of the United States Code, entitled "Bankruptcy", 11 U.S.C. Section 101 et. seq. (hereinafter called the "Bankruptcy Code"), or under the insolvency laws of any state, district, commonwealth or territory of the United States of America ("Insolvency Laws"); or (ii) if a receiver or custodian is appointed for any or all of Tenant's property or assets, or there is instituted a foreclosure action on any of Tenant's property; or (iii) if Tenant files a voluntary petition under the Bankruptcy Code or Insolvency Laws; or (iv) if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is not dismissed within thirty (30) days of filing, or results in issuance of an order for relief against the debtor; or (v) if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or a common law composition of creditors.

         (B) Upon the occurrence of an Event of Bankruptcy, or if Tenant takes advantage of any Insolvency Laws, then in any such event Landlord at its option and sole discretion may terminate this Lease by written notice to Tenant (subject, however, to applicable provisions of the Bankruptcy Code or Insolvency Laws during the pendency of any action thereunder involving Tenant as the subject debtor). If this Lease is terminated under this paragraph, Tenant shall immediately surrender and vacate the demised premises, waive all statutory or other notice to quit, and agree that Landlord's obligations under this Lease shall cease from termination date, and Landlord may recover possession by process of law or in any other lawful manner. Furthermore, if this Lease terminates under this Paragraph, Landlord shall have all rights and remedies against Tenant provided in case of default of Tenant in payment of rent.

         (C) If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord's right to terminate this Lease under this Paragraph shall be subject to the applicable rights (if any) of the Trustee in Bankruptcy to assume or assign this Lease as then provided for in the Bankruptcy Code. However, the Trustee in Bankruptcy must give to Landlord and Landlord must receive proper written notice of the Trustee's assumption or rejection of this Lease, within sixty (60) days after the date of the Trustee's appointment; it being agreed that failure of the Trustee to give notice of such assumption hereof within said sixty (60) day period shall conclusively and irrevocably constitute the Trustee's rejection of this Lease and waiver of any rights of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless said Trustee (i) promptly and fully cures all defaults under this Lease, (ii) promptly and fully compensates Landlord for all monetary damages incurred as a result of such default, and
(iii) provides to Landlord "adequate assurance of future performance" (as defined hereinbelow). Landlord and Tenant hereby agree in advance that "adequate assurance of future performance", as used in this paragraph, shall mean that all of the following minimum criteria must be met: (a) Tenant's gross receipts in the ordinary course of its business during the thirty (30) days immediately preceding the initiation of the case under the Bankruptcy Code must be at least ten (10) times greater than the next payment of rent due under this Lease, (b) both the average and median of Tenant's monthly gross receipts in the ordinary course of its business during the six (6) months immediately preceding initiation of the case under the Bankruptcy Code must be at least ten
(10) times greater than next payment of monthly rent due under this Lease, (c) Tenant must pay to Landlord all rentals and other sums payable by Tenant hereunder, and (d) the Tenant's business shall be conducted in a first class manner, and that no liquidating sales, auctions, or other non-first class business operations shall be conducted on the demised premises, and that the use of the demised premises as stated in this Lease will remain unchanged, and that the assumption or assignment of this Lease will not violate or affect the rights of other lessees in the building. In the event Tenant is unable to: (i) cure its defaults, (ii) reimburse Landlord for its monetary damages, (iii) pay the rents due under this Lease or any other payments required of Tenant under this Lease on time, or (iv) meet the criteria and obligations imposed by (a) through (d) above in this Paragraph 15, the Tenant hereby agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Paragraph 15(B) above.

         (D) It is further stipulated and agreed that, in the event of the termination of the term of this Lease by the happening of any such event described in this Paragraph 15, Landlord shall forthwith, upon such termination, and any other provisions of this Lease to the contrary notwithstanding, become entitled to recover as and for the liquidated damages caused by such breach of the provisions of this Lease an amount equal to the difference between the then cash value of the rent reserved hereunder for the unexpired portion of the term hereby demised, and the then cash rental value of the demised premises for such unexpired portion of the term hereby demised, unless the statute which governs or shall govern the proceeding which such damages are to be proved limits or shall limit the amount of such claim capable of being so proved, in which case Landlord shall be entitled to prove as and for liquidated damages as an amount equal to that allowed by or under any such statute. The provisions of this paragraph of this Lease shall be without prejudice to (a) Landlord's right to prove in full damages for rent accrued prior to the termination of this Lease, but not paid, or (b) any rights given to Landlord by any pertinent statute to prove for any amounts allowed thereby. In making any such computation, the then cash rental value of the demised premises shall be deemed prima facie to be the rental realized upon any reletting, if such reletting can be accomplished by Landlord within a reasonable time after such termination of this Lease, and the then present cash value of the future rents hereunder reserved to Landlord for the unexpired portion of the term hereby demised shall be deemed to be such sum, if invested at six per centum (6%) simple interest, as will produce the future rent over the period of time in question.

    16.  Default.

         (A) In the event that (i) Tenant shall fail to pay when due any payment of the rental or any other sum payable by Tenant hereunder, and such failure shall continue for a period of five (5) days beyond the due date thereof, or (ii) Tenant shall violate any other term, covenant or condition of this Lease or neglect or fail to perform or to observe any of the other terms, conditions or covenants herein contained on Tenant's part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after Landlord shall have given Tenant written notice specifying such violation, neglect or failure, or (iii) in the event that this Lease or the demised premises or any part thereof shall be taken upon execution or by other process of law directed against Tenant, or shall be taken upon or subject to any attachment at the instance of any creditor of or claimant against Tenant, and said attachment shall not be discharged or disposed of within thirty (30) days after the levy thereof; or (iv) if Tenant shall abandon, vacate or desert the demised premises, or fail to continuously operate the demised premises for the purposes provided in Paragraph 4 hereof, then in any one or more of such events, Landlord shall have the right, at its option, exercisable by sending written notice thereof to Tenant, to terminate this Lease, in which event Tenant agrees to immediately surrender possession of the demised premises, without any notice to quit or demand for possession of the demised premises whatsoever, notice to quit or intention to re-enter the same being hereby expressly waived by Tenant, and Tenant hereby grants Landlord full and free entrance to, into and upon the demised premises or any part thereof, or take possession thereof with or without process of law and to expel and remove Tenant or any other person occupying the demised premises or any part hereof, and may repossess itself of the same as of its former estate, but such entry shall not constitute a trespass or forcible entry or detainer, nor shall it cause a forfeiture of rents due by virtue hereof nor waiver of any covenant, agreements or promises of this Lease contained to be performed by Tenant. If this Lease shall be terminated as aforesaid, the demised premises, or any part thereof, may be re-let by Landlord for the account and benefit of Tenant, for such rent and upon such terms and to such person or persons and for such period or periods as may seem fit to Landlord and if a sufficient sum shall not be received from such reletting to satisfy the rent reserved in this Lease, after paying the expense of reletting and collection, including reasonable commissions to agents and reasonable attorneys' fees, and any court costs, Tenant agrees to pay and satisfy any and all such deficiencies; but the acceptance of a tenant by Landlord in place of Tenant, shall not operate as a release of Tenant from the performance of any covenant, promise or agreement herein contained, and the performance of any substitute tenant by the payment of rent, or otherwise, shall constitute only satisfaction pro-tanto of the obligations of Tenant arising hereunder. Any damages or deficiencies, at the option of Landlord, may be recovered by Landlord in separate actions, from time to time, as Tenant's obligations to payment would have accrued if the term had continued, or from time to time as said damages or deficiencies shall have been made more easily ascertainable by relettings of the demised premises, or any such action by Landlord may, at the option of Landlord, be deferred until the expiration of the term.

         (B) Tenant hereby expressly waives any provision of law now in force or which hereafter may be enacted giving Tenant the right under any condition after default to the redemption and repossession of the demised premises or any part thereof.

         (C) No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed in accord and satisfaction, and the Landlord may accept such check or payment without prejudice to the Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

         (D) Tenant shall reimburse Landlord any reasonable legal fees or other costs incurred in the event of a default of Tenant hereunder, in pursuit of Landlord's rights and remedies hereunder, whether or not suit shall be brought.

    17.  Effect of Waiver.

         If, under the provisions of this Lease, a summons or other notice shall, at any time, be served upon Tenant by Landlord and a compromise or settlement shall be effected either before of after judgment or decree, whereby Tenant shall be allowed or permitted to retain possession of the demised premises, the same shall not constitute a waiver of any covenant or agreement herein contained, or of this Lease itself. No waiver by Landlord or any breach of agreement herein contained shall be construed to be a waiver of the covenant itself or of any subsequent breach hereof.

    18.  Estoppel Certificates.

         Tenant agrees at any time and from time to time, upon not less than ten (10) days' prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying (1) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), (2) the date to which the rent and other charges hereunder have been paid by Tenant, (3) whether or not Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which Tenant may have knowledge, and (4) the address to which notices to Tenant should be sent. Any such statement delivered pursuant hereto may be relied upon by any owner of the demised premises, any mortgagee or prospective mortgagee of the demised premises or of Landlord's interest therein or any prospective assignee of any such interest.

    19.  Eminent Domain.

         Tenant agrees that if the demised premises, or any part thereof, shall be taken or condemned for public or quasi-public use or purpose by any competent authority, Tenant shall have no claim against the Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of any such condemnation; and all right of the Tenant to damages thereof, if any, are hereby assigned by the Tenant to the Landlord. And upon any condemnation or taking affecting all or any substantial part of the demised premises, the term of this Lease shall cease and terminate at the option of either Landlord or Tenant by written notice to the other from the date of such governmental taking or condemnation. The Tenant shall have no claim against the Landlord for the value of any unexpired term of this Lease. If less than the whole of the demised premises is taken or condemned by any governmental authority for any public or quasi-public use or purpose, and in the event neither Landlord nor Tenant shall desire to terminate this Lease, then and in such event the rent shall be equitably adjusted on the date when title vests in such governmental authority and the Lease shall otherwise continue in full force and effect. Tenant shall be entitled to pursue a separate claim for the value of the Tenant's furnishings, equipment and movable trade fixtures so taken, together with relocation expenses, provided such claim shall in no manner diminish the award or other compensation to which Landlord would otherwise be entitled.

    20.  Quiet Enjoyment.

         Landlord covenants and agrees that it has the right to execute this Lease and that if the covenants and agreements on the part of Tenant shall be kept, performed and observed by Tenant as in this Lease provided, Tenant shall have the quiet, peaceable and uninterrupted possession and enjoyment of the demises premises, subject to the terms and provisions contained herein.

    21.  Notices.

         Until further notice by either party to the other, in writing, all notices or communications required or permitted hereunder shall be sent by registered or certified mail, return receipt requested, (a) if to Landlord, addressed to:

             c/o Willco Construction Co., Inc.
             7811 Montrose Road
             Potomac, MD  20854

and (b) if to Tenant, addressed to:

             Century National Bank
             1275 Pennsylvania Avenue, NW
             Washington, DC  20004

    22. Tenant Holdover. If the Tenant shall, with the knowledge and written consent of the Landlord, continue to remain in the demised premises after the expiration of the term of this Lease, then and in that event, Tenant shall, by virtue of this agreement become a tenant by the month at the maximum monthly rental payable (as specified in Paragraph 3, herein) in the last month of the immediately preceding expired term hereof, commencing said monthly tenancy with the first day next after the end of the term above demised; and said Tenant shall give to the Landlord at least thirty (30) days' written notice of any intention to quit the demised premises, and Tenant shall be entitled to thirty
(30) days' written notice to quite the demised premises, except in the event of nonpayment of rent in advance or of the breach of any other covenant by the said Tenant, in which event the said Tenant shall not be entitled to any notice to quit, the statutory thirty (30) days' notice and all other notices to quit being hereby expressly waived; provided, however, that in the event that the Tenant shall hold over after the expiration of the term hereby created, and if the Landlord shall desire to regain possession of the demised premises promptly at the expiration of the term aforesaid, then at any time prior to Landlord's acceptance of rent from the Tenant as a monthly tenant hereunder, the Landlord, at Landlord's option, may forthwith re-enter and take possession of the demised premises without process, or by any legal process in force. Notwithstanding the foregoing, in the event Tenant shall wrongfully holdover subsequent to the expiration of the term of this Lease, Landlord shall in lieu of rent be entitled to demand and receive from Tenant monthly use and occupancy payments for each month in which tenant shall wrongfully holdover subsequent to the expiration of the term of this Lease, in an amount equal to twice the monthly rental payable in the last month of the immediately preceding expired term of this Lease. Each such use and occupancy payment shall be due on or before the first of each calendar month in which Tenant shall wrongfully holdover hereunder. In no event shall Landlord's demand or acceptance of such use and occupancy payments be considered to constitute an acquiescence by Landlord to the extension of the term hereof, and Landlord shall be entitled to obtain immediate possession of the premises irrespective of any such demand or acceptance. In the event Tenant shall pay monthly use and occupancy payments for any calendar month following expiration of the term hereof, such payment shall be pro-rated upon Tenant's surrender of full and exclusive possession of the premises to the Landlord, free of all subtenants and other parties claimed by, through or under the Tenant.

    23.  Damage by Casualty.

         If the demised premises shall be partially or totally damaged or destroyed, then Landlord shall diligently and as soon as practicable after such damage occurs (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company, and reasonable delay on account of "labor troubles" or any other causes beyond Landlord's control) repair or rebuild the demised premises, provided, however, that in no event shall Landlord be obligated to expend in such repair or rebuilding any sums in excess of the amount of insurance proceeds paid to Landlord in connection therewith, except for any deductible paid by the Landlord. The foregoing notwithstanding, in no event shall Landlord be required to repair, restore or rebuild any portions of the demised premises constituting a part of Tenant's leasehold improvements or other tenant work, trade fixtures, equipment and personal property. If the demised premises are rendered wholly or partially untenantable by such damage or destruction, any such damage and destruction was without the fault or neglect of the Tenant, its servants, employees, agents, or licensees, then the basic monthly rent payable by Tenant under the Lease during the period in which the demised premises are so untenantable shall be equitably abated by the percentage that the unusable floor area of the demised premises bears to the total floor area thereof. Except as set forth in this Article, Landlord shall not be liable for any damages (including, without limitation, business interruption) that may be suffered by Tenant by reasons of any casualty to the demised premises and/or Landlord's repairing or rebuilding thereof and/or the deprivation of Tenant's use and possession of the demised premises. All of the foregoing provisions of this Article notwithstanding, if the demised premises and/or the common area access to the demises premises, if necessary to Tenant's business, are rendered wholly untenantable by fire or other cause, and such damage cannot be repaired by Landlord within one hundred eighty (180) days following the date of such casualty, then and in such event Tenant, provided it is not in default hereunder, may, at its option, cancel and terminate this Lease by giving to the Landlord, within two hundred ten (210) days from the date of such damage, notice in writing of its intention to cancel this Lease. Further, in the event the demised premises, together with any other substantial portion of the building (i.e. 25% or more of the building) shall be damaged or destroyed due to fire or other casualty, Landlord shall be entitled to terminate this Lease, by giving written notice to Tenant within sixty (60) days following such fire or other casualty. In the event of termination by either Landlord or Tenant, as aforesaid, the term of this Lease shall cease and determine upon the tenth day after such notice is given, and the Tenant shall vacate the demised premises and surrender the same to the Landlord.

    24.  Jury Trial Waiver.

         Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other one or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the demised premises, and/or claim of injury or damage.

    25.  Landlord's Lien.

         In the consideration of the mutual benefits arising under this Lease, the Tenant hereby grants to Landlord a lien on all property of the Tenant in or on the premises (except such part of any property that may be exchanged, replaced or sold from time to time in the ordinary course of business operation of the Tenant while not in default under this Lease), and such property shall be and remain subject to the lien of Landlord for the payment of all monthly rental and additional rent and any other sums agreed to be paid by the Tenant herein. Said lien shall be in addition to any lien provided to the Landlord by law.

    26.  General Provisions.

         (A) Upon the expiration or sooner termination of the term hereof, Tenant shall quit and surrender the demised premises to Landlord in good order except for ordinary wear and tear, as reasonably determined by Landlord, and shall comply with Paragraphs 7(c) and 8 hereof. Any damage to the demised premises negligently caused or occasioned by Tenant in the removal of its property from the demised premises shall be repaired at Tenant's sole cost and expense.

         (B) During the term of this Lease, Tenant shall not use the name of Landlord in connection with any business operation which Tenant conducts on or about the demised premises.

         (C) Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, expressed or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any material for any specific improvement, alteration or repair of the demised premises or any part thereof.

         (D) Nothing herein contained shall in any way be considered or construed as creating the legal relation of a partnership or joint venture between Landlord and Tenant, it being expressly understood and agreed by the parties hereto that the relationship between the parties shall be one of landlord and tenant.

         (E) It is further understood and agreed that the covenants, agreements and conditions herein contained shall be binding upon the Landlord and Tenant, as well as their respective heirs, executors, administrators, successors and permitted assigns.

         (F) This Lease shall be governed and construed in accordance with the laws of the District of Columbia.

         (G) If any covenants or agreement of this Lease or the application thereof to any person or circumstance shall be held to be invalid or unenforceable, then and in each such event the remainder of this Lease or the application of such covenant or agreement to any other person or any other circumstance shall not be thereby affected, and each covenant and agreement hereof shall remain valid and enforceable to the fullest extent permitted by law.

         (H) The captions and headings throughout this Lease are for convenience and reference only, and the words contained in such captions shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of this Lease.

    27.  Limitation on Right of Recovery Against Landlord.

         It is specifically understood and agreed that there shall be no personal liability of any shareholder, partner, director, trustee, officer, employee, representative, or agent of Landlord, in respect to any of the covenants, conditions or provisions of this Lease. In the event of a breach or default by Landlord of any of its obligations under this Lease, Tenant shall look solely to the equity of the Landlord in the Building for the satisfaction of Tenant's remedies. Accordingly Tenant hereby agrees to look solely to Landlord's equity in the Building for the satisfaction of any claim arising from this Lease and shall not seek to impose personal liability on any shareholder, trustee, partner, officer, employer, representative or agency of Landlord.

    28.  Renewal Term.

         (A) Provided that Tenant shall have faithfully kept and performed all of its obligations and agreements set forth in this Lease, Tenant shall have the right to extend and renew the term of this Lease for one (1) additional period of five (5) years commencing therefor upon expiration of the initial term, and fully ending on the last day of the sixtieth calendar month thereafter. The renewal term shall be upon the same terms and conditions as set forth in this Lease with the exception of the following: (1) rent and increases therein which shall be as set forth in subparagraph 28 (B) below, and
(2) there shall be no right to a further renewal term beyond the aforesaid renewal term. Tenant shall be required to exercise this renewal term by written notice delivered to Landlord no later than twelve (12) months prior to the expiration of the initial lease term. In the absence of such notice, all rights hereunder of Tenant to a renewal term shall be declared null and void.

         (B) In the event Tenant shall exercise its rights to a renewal term, as aforesaid, Tenant covenants and agrees to pay a basic annual rent during the aforesaid first renewal term, a sum equal to the market rental for comparable retail space within the geographical area of Washington, D.C. in which the building is located, reasonably projected by the parties to be in effect as of the commencement of the renewal period, together with increases therein consistent with the prevailing market practices, and shall be agreed upon by the parties within sixty (60) days following the last day upon which such option may be exercised by Tenant under Paragraph 28(A) above. In the event the parties are unable to agree upon the rate of rental and/or determination of increases therein for such additional term, during the aforesaid sixty (60) day period, then the basic annual rent and rate of increases therein shall be determined by a board of three (3) licensed real estate brokers, one of whom shall be named by the Landlord, one by the Tenant, and the third selected by the two brokers selected by the Landlord and Tenant. All of said brokers shall be licensed real estate brokers in Washington, D.C. specializing in commercial leasing in the central business district having not less than ten (10) years experience and recognized as ethical and reputable within their industry. The parties agree to select their respective designated brokers within ten (10) days after the expiration of the sixty (60) day period herein provided. The third broker shall be selected within fifteen (15) days after both of the first two (2) brokers have been selected. Within fifteen (15) days after the third broker has been selected all of the brokers shall meet to attempt to agree upon the base rate of rental. If they are unable to reach agreement, they shall within said fifteen (15) day period submit in writing the rate of rental they deem appropriate and the base rate of rental shall be the amount which is the mean between the two (2) closest amounts determined by two (2) of the brokers. In no event shall the base annual rent for the initial year of the renewal term be less than the base annual rent in effect in the tenth (10th) year of the initial term of the Lease. Upon determination of the new rental and rate of increases therein for the renewal term, Tenant agrees to execute and deliver to Landlord within ten (10) days following Landlord's request, and appropriate amendment to this Lease confirming the renewal term and the revised basic annual rent and determination of increases to remain in effect during the renewal term.

    29.  Entire Agreement.

         It is understood and agreed by and between the parties hereto that this Lease contains the final and entire agreement between the said parties and they shall not be bound by any terms, statements, conditions or representations, oral or written, not herein contained.

    IN WITNESS WHEREOF, the Tenant has caused these presents to be signed and sealed and Landlord has caused these presents to be signed and sealed by one of its general partners, all as of the day and year first written hereinabove.



                                        LANDLORD:

                                        PENNSYLVANIA BUILDING ASSOCIATES



 /s/ Illegible                          By:  /s/ S. GREENHOOT FISCHER    (SEAL)
------------------------------              -----------------------------
Witness                                     S. Greenhoot Fischer, General
                                            Partner


 /s/ KRISTIE MCKILLIP                   By:  /s/ RICHARD S. COHEN        (SEAL)
------------------------------              -----------------------------
Witness                                     Willco Associates, General
                                            Partner, By Richard S. Cohen,
                                            its General Partner

                                        TENANT:

                                        CENTURY NATIONAL BANK


 /s/ F. KATHRYN ROBERTS                 By:  /s/ JOSEPH S. BRACEWELL     (SEAL)
--------------------------                  -----------------------------
Witness                                     Joseph Bracewell,
                                            Chairman of the Board